Exhibit 10.23

LIPIMETIX DEVELOPMENT, INC. (LDI) CONTINGENT VALUE RIGHTS AGREEMENT ISSUED BY

CAPSTONE THERAPEUTICS CORP.

BY AND AMONG

CAPSTONE THERAPEUTICS CORP.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

DATED AS OF August 23, 2019

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Table of Contents

(continued)

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LDI CONTINGENT VALUE RIGHTS AGREEMENT

THIS LDI CONTINGENT VALUE RIGHTS AGREEMENT, (this “Agreement”) dated as of August 23, 2019 (the “Effective Date”), is entered into by and among Capstone Therapeutics Corp., a Delaware corporation (the “Company”), Computershare Inc. (“Computershare”) and its wholly owned subsidiary, Computershare Trust Company, N.A. together as rights agent (the “Rights Agent”) and the Shareholder Representative.

RECITALS

WHEREAS, the Company desires to preserve the current and potential value of LipimetiX Development, Inc. (“LDI”) for its Shareholders of record on July 10, 2019 (the “Record Date”), holders of stock options to purchase shares (“Options Holders”) on the Record Date and holders of warrants to purchase shares (“Warrant Holders”) on the Record Date, and to protect those Shareholders, Option Holders, and Warrant Holders from potential future dilution of their current indirect or future potential indirect interest in LDI; and

WHEREAS, the Board of Directors of the Company (the “Board”) has voted to adopt this Agreement, subject to Shareholder approval of Proposal 2 for a reverse stock split in the Company’s Annual Meeting of Shareholders Proxy Statement for the Company’s 2019 Annual Meeting, and has agreed to cause the Company (A) on the Effective Date to create and issue in respect of each Company Share issued and outstanding as of July 10, 2019, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement and (B) after the Effective Date, to create and issue in respect of each Company Share of stock underlying each stock option and warrant issued and outstanding as of July 10, 2019, if and when exercised, certain rights to the CVR Payment Amount when payable pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv)   all references to “including” shall be deemed to mean including without limitation; and

(v) references to any Person include such Person’s successors and permitted assigns.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning given to such term in the Preamble.

“Board” has the meaning given to such term in the Recitals.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Company” has the meaning given to such term in the Preamble.

“Company Share” means shares of the Company’s common Stock, par value $.0005 per share, after the reverse stock split referenced in the Recitals.

“Computershare” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Effective Date” has the meaning given to such term in the Preamble.

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(e)(ii).

“Entire LDI Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of LDI and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s then remaining Equity Interests in LDI or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in LDI.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Expenses” means any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement.

“Fair Market Value” means the fair market value of any unsold Equity Interests of LDI owned by the Company and any Company Subsidiary determined in accordance with Section 2.4(e)(i). The fair market value of any unsold Equity Interests of LDI shall not include, nor take into account, any minority, liquidity or similar discount to the valuation of LDI in its entirety.

“Funds” has the meaning given to such term in Section 2.4(k).

“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“LDI” means Lipimetix Development, Inc., a Delaware company and a Company Subsidiary.

“LDI Business” shall mean the business and operations carried on by LDI and its current or future Affiliates or Subsidiaries, such as LipimetiX Pty Ltd.

“LDI Licensing Event” means a transaction wherein a third party acquires rights to LDI’s intellectual property resulting in a cash payment or a series of cash payments, whether from the achievement of development milestones, royalties on sales or other events.

“LDI Licensing Event CVR Payment Statement” has the meaning given to such term in Section 2.4(d)(i).

“LDI Licensing Event Net Proceeds” means, as of any date of determination, with respect to an LDI Licensing Event, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after August 23, 2019 (without duplication of any amounts previously included in the calculation of a CVR Payment Amount for which a payment was made in respect of an LDI Licensing Event), minus (ii) the aggregate amount of the LDI Licensing Expenses actually incurred from and after August 23, 2019 (without duplication of any amounts previously included in the calculation of a CVR Payment Amount for which a payment was made in respect of an LDI Licensing Event), minus (iii) the income taxes incurred by the Company or any Company Subsidiary in connection with such LDI Licensing Event (without duplication of any amounts previously included in the calculation of a CVR Payment Amount for which a payment was made in respect of an LDI Licensing Event), except to the extent offset by available Company net operation loss carryovers.

“LDI Licensing Event Net Proceeds Per CVR” means an amount equal to (x) the LDI Licensing Event Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation.

“LDI Licensing Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the LDI Licensing Event (including any amounts expressly deemed to be LDI Licensing Expenses hereunder) by the Company or any of its Subsidiaries, in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that LDI Licensing Expenses shall exclude any Excluded Expenses.

“LDI Net Proceeds” means, with respect to the Entire LDI Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after August 23, 2019 in consideration of any Partial LDI Sale or the Entire LDI Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts described in clause (i)) by the Company or any Company Subsidiary from and after August 23, 2019 through the consummation of the Entire LDI Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in LDI, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the LDI Sale Expenses actually incurred from and after August 23, 2019 through the date of payment hereunder in connection with the consummation of the Entire LDI Sale, minus (v) any amounts required to repay and discharge any loans or other costs owed by LDI or any of its Subsidiaries to the Company and not incurred in violation of this Agreement, minus (vi) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire LDI Sale, reduced to the extent offset by utilization of available Company net operating loss carryforwards, if any.

“LDI Net Proceeds Per CVR” means an amount equal to (x) the LDI Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the LDI Net Proceeds Per CVR shall be zero.

“LDI Sale” means an Entire LDI Sale or a Partial LDI Sale, as applicable.

“LDI Sale Agreement” means an executed binding definitive transaction document providing for an LDI Sale.

“LDI Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire LDI Sale or a Partial LDI Sale (including any amounts expressly deemed to be LDI Sale Expenses hereunder) by the Company or any of its Subsidiaries (or any of its Affiliates pursuant to Section 4.3(b)) and the Shareholder Representative), in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that LDI Sale Expenses shall exclude any Excluded Expenses.

“Neutral Auditor” has the meaning given to such term in Section 2.4(e)(vi).

“Notice of Agreement” has the meaning given to such term in Section 2.4(c)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(c)(ii).

“Objections” has the meaning given to such term in Section 2.4(c)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Option Holder” has the meaning given to such term in the Recitals.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Partial LDI Net Proceeds” means, as of any date of determination, with respect to a Partial LDI Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after August 23, 2019 in consideration of such Partial LDI Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the consummation of the Partial LDI Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial LDI Sale), plus (ii) any cash amounts received (without duplication of any amounts described in clause (i)) by the Company or any Company Subsidiary from and after August 23, 2019 through the consummation of the Partial LDI Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in LDI, minus (iii) the aggregate amount of the LDI Sale Expenses actually incurred from and after August 23, 2019 through the consummation of such Partial LDI Sale (without duplication of any amounts deducted from Partial LDI Net Proceeds previously paid to the Holders with respect to a prior Partial LDI Sale), minus (iv) any amounts required to repay and discharge any loans or other costs owed by LDI or any of its Subsidiaries to the Company, minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial LDI Sale, except to the extent offset by available Company net operation loss carryovers.

“Partial LDI Net Proceeds Per CVR” means an amount equal to (x) the Partial LDI Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation.

“Partial LDI Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of LDI and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of less than 100% of the Company’s Equity Interests in LDI or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in LDI.

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Record Date” has the meaning given to such term in the Recitals.

“Referral Notice” has the meaning given to such term in Section 2.4(e)(i).

“Remaining Asset Amount” means the Fair Market Value, as of the Sale Deadline, of any unsold Equity Interests of LDI owned by the Company and any Company Subsidiary.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the five (5) year anniversary of the Effective Date. However, the Company and LDI agree to act reasonably to agree on an extension of the Sale Deadline if the Company does not have available funds to meet its obligations under this Agreement or the Shareholder Representative reasonably determines that the Fair Market Value of LDI cannot be reasonably determined.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire LDI Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after August 23, 2019 in consideration of any Partial LDI Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto), plus (ii) any cash amounts received (without duplication of any amounts described in clause (i)) by the Company or any Company Subsidiary from and after August 23, 2019 through the consummation of the Partial LDI Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in LDI, plus (iii) any Remaining Asset Amount, plus (iv) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (v) the aggregate amount of the LDI Sale Expenses actually incurred from and after August 23, 2019 through date of payment hereunder in connection with the occurrence of the Sale Deadline, minus (vi) certain income taxes incurred by the Company or any Company Subsidiary, except to the extend offset by the Company’s net operation loss carryover and minus (vii) any Partial LDI Net Proceeds actually paid to the Holders consummated from and after August 23, 2019 and prior to the Sale Deadline.

“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of John M. Holliman, III and Elwood D. Howse, Jr., both of whom were individual members of the Board immediately prior to the Effective Date, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board immediately prior to the Effective Date, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Shareholder Representative Reimbursement Amount” has the meaning given to such term in Section 3.3(b).

“Subsidiary” or “Subsidiaries” of the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Warrant Holder” has the meaning given to such term in the Recitals.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Appointment of the Rights Agent; Issuance of CVRs.

(a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment.

(b) On the Effective Date, the Company shall issue CVRs to Shareholders of record on the Record Date.

(c) If and when an Option Holder or Warrant Holder exercises options or warrants held on the Record Date and becomes a Shareholder, the Company shall issue CVRs to such Shareholder based on the number of Common Shares such Shareholder would have received upon the exercise of such Shareholder’s options or warrants had such Shareholder exercised such Shareholder’s options or warrants on the Record Date.

(d) The CVRs shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Company Shares issued due to the exercise of any stock options or warrants outstanding as of the Record Date, subject to Section 4.2, as applicable. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder, which information, if not available to the Company’s transfer agent or provided by the Holder, shall be provided in writing to the Rights Agent by the Company. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent. Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Promptly after receipt of such request, the Rights Agent shall, in a medium satisfactory to the Rights Agent, make available a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made by the Company to transfer a CVR must be in writing and setting forth in reasonable detail the circumstances relating to the transfer and whether the transfer is a Permitted Transfer, and must be accompanied by (i) a written instrument of transfer satisfactory to Computershare, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or survivor, (ii) the transfer certificate attached hereto as Exhibit A duly completed and properly executed by both the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or survivor and the proposed transferee, and (iii) any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent. Upon receipt of such written instructions, the Rights Agent shall, subject to its reasonable determination that the transfer instrument and the transfer certificate are in proper form and the transfer otherwise complies on its face, without investigation or inquiry by the Rights Agent, with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. Notwithstanding the previous sentence, the Rights Agent may rely on the information contained in the transfer certificate and any of the documents required to be provided with the transfer certificate. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge to the Holder; provided, that the Company and the Rights Agent may require (i) payment of a sum sufficient to cover any stamp, transfer or other similar tax or charge that is imposed in connection with any such transfer or (ii) that the transferor establish to the reasonable satisfaction of the Rights Agent that any such taxes have been paid. The Rights Agent shall have no duty or obligation to take any action under this Section 2.3(c) unless and until the Rights Agent is satisfied that all such taxes or charges have been paid in full.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and accompanied by such other evidence of the Holder’s identity or interest in the CVR, as reasonably requested by the Rights Agent. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial LDI Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of any Partial LDI Sale, each Holder of a CVR, who is a Holder on the date of consummation of any Partial LDI Sale, shall, in respect of such CVR, be entitled to and shall receive the Partial LDI Net Proceeds Per CVR with respect to such Partial LDI Sale.

(ii) Payment for LDI Licensing Event. Subject to the procedures set forth in Section 2.4(d), upon the consummation of any LDI Licensing Event, each Holder of a CVR, who is a Holder on the date that gross proceeds were received in respect of the LDI Licensing Event, shall, in respect of such CVR, be entitled to and shall receive the LDI Licensing Event Net Proceeds with respect to such LDI Licensing Event.

(iii) Payment for Entire LDI Sales. Subject to the procedures set forth in Section 2.4(e), upon the consummation of the Entire LDI Sale, each Holder of a CVR, who is a Holder on the date of consummation of any Entire LDI Sale, shall, in respect of such CVR, be entitled to and shall receive the LDI Net Proceeds Per CVR.

(iv) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(f), upon the Sale Deadline, each Holder of a CVR, who is a Holder on date of the Sale Deadline, shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(v) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial LDI Sale or Entire LDI Sale includes any deferred cash consideration, each Holder of a CVR, who is a Holder on the date of consummation of the LDI Sale or Entire LDI Sale, shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary, net of income taxes, divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation. Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within five (5) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

(b) Currency Conversion. To the extent that any proceeds described herein are received in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by the Company upon the Company’s conversion of such proceeds into U.S. dollars at the direction of the Shareholder Representative. To the extent any expenses, fees or costs are incurred or paid in a currency other than U.S. dollars, the actual U.S. dollar amount that was paid, that was funded by the Company into the Shareholder Representative Reimbursement Amount shall be used in the calculation of the “LDI Sale Expenses” or “LDI Licensing Expenses,” as applicable.

(c) Procedure for Partial LDI Sales.

(i) Promptly following the closing of a Partial LDI Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial LDI Net Proceeds and the resulting Partial LDI Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any LDI Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. The Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial LDI Net Proceeds Per CVR shall be due and payable to the Holders who were Holders on the date of consummation of the Partial LDI Sale pursuant to the procedures set forth in Section 2.4(e) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period, and the Company shall instruct the Rights Agent accordingly.

(iv)   Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial LDI Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the resulting Partial LDI Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(d) Procedure for LDI Licensing Event.

(i) Promptly following the receipt of any proceeds from an LDI Licensing Event but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the LDI Licensing Event Net Proceeds and the resulting LDI Licensing Event Net Proceeds Per CVR (the “LDI Licensing Event CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any LDI Licensing Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. The Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the LDI Licensing Event CVR Payment Statement, the Shareholder Representative shall deliver to the Company a Notice of Agreement or a Notice of Objection with respect to such LDI Licensing Event CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any LDI Licensing Event Net Proceeds Per CVR shall be due and payable to the Holders who were Holders on the date that gross proceeds were received in respect of the LDI Licensing Event pursuant to the procedures set forth in Section 2.4(e) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such LDI Licensing Event CVR Payment Statement at the end of such period.

(iv)   Any Notice of Objection shall contain the Shareholder Representative’s calculation of the LDI Licensing Event CVR Net Proceeds and the resulting LDI Licensing Event Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections. For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the LDI Licensing Event CVR Net Proceeds and the resulting LDI Licensing Event Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(e) Procedure for the Entire LDI Sale or upon the Sale Deadline.

(i) For a period of ten (10) Business Days following the occurrence of the Sale Deadline, the Company and the Shareholder Representative shall attempt in good faith to agree on the Fair Market Value of any unsold Equity Interests in LDI then owned by the Company or any Company Subsidiary. If the Company and the Shareholder Representative do not by mutual consent agree on the Fair Market Value of any unsold Equity Interests of LDI then owned by the Company or any Company Subsidiary within such ten (10) Business Day period, then either the Company or the Shareholder Representative may, by written notice to the other (the “Referral Notice”), determine to refer such dispute to an independent investment banking firm. In the event that either the Company or the Shareholder Representative determines to refer such dispute to an independent banking firm, then, within ten (10) Business Days following the date of delivery of the Referral Notice, each of the Company and the Shareholder Representative shall separately, by written notice to the other, select an internationally recognized independent investment banking firm with expertise in valuing, selling or providing financing with respect to companies engaged, publicly or privately, in the biotech business and instruct such investment banks to select and mutually agree upon another such independent investment banking firm to be retained, which such independent investment banking firm shall be instructed by the parties to, within twenty (20) Business Days from the date of its retention, prepare and deliver to the Company and the Shareholder Representative such investment banking firm’s written determination of the Fair Market Value of such unsold Equity Interests of LDI (which, for the avoidance of doubt, shall not include, nor take into account, any minority, liquidity or similar discount to the valuation of LDI in its entirety). Notwithstanding anything to the contrary contained in this Section 2.4, in the event that the Company or any Company Subsidiary enters into an agreement to sell any unsold Equity Interests in LDI after August 23, 2024 but prior to the final payment of the Sale Deadline Net Proceeds, then the Fair Market Value of any such unsold Equity Interests of LDI for purposes of this Section 2.4(e)(i) shall be the greater of (x) the Fair Market Value as determined by either (A) the mutual consent of the Company and the Shareholder Representative or (B) the independent investment banking firm and (y) the price per Equity Interest of the Equity Interests of LDI set forth in such agreement (multiplied by the number of unsold Equity Interests of LDI owned by the Company as of the Sale Deadline). The determination of the Fair Market Value of any unsold Equity Interests in LDI then owned by the Company or any Company Subsidiary in accordance with this Section 2.4(e)(i) shall be final and binding upon the Company and the Shareholder Representative and any other Persons for purposes of calculating the Remaining Asset Amount.

(ii) Promptly following the completion of the Entire LDI Sale or the occurrence of the Sale Deadline, but in no event later than the later of (A) twenty (20) Business Days thereafter and (B) three (3) Business Days following receipt of the calculation of the Fair Market Value referenced in Section 2.4(e)(i) above, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent) the Company’s good faith written calculation of the LDI Net Proceeds or the Sale Deadline Net Proceeds (including any Partial LDI Sales), and the resulting LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any LDI Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day (or applicable later) period, which shall be certified by the Shareholder Representative. The Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the LDI Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the LDI Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Reimbursement Amount pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such LDI Sale Expenses and that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(iii) Within thirty (30) days after receipt of the Entire CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the entire CVR Payment Amount.

(iv) If the Shareholder Representative delivers a Notice of Agreement, then any LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders who were Holders on the date of completion of the Entire LDI Sale or Sale Deadline pursuant to the procedures set forth in this Section 2.4(e) below, and, after delivery of any LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, the Company shall thereafter have no further obligations with respect to such LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire CVR Payment Statement at the end of such period.

(v) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the LDI Net Proceeds or the Sale Deadline Net Proceeds (including any Partial LDI Sales), and the resulting LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(vi)   If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to a jointly-selected neutral auditor (the “Neutral Auditor”). Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any LDI Net Proceeds or the Sale Deadline Net Proceeds (including any Partial LDI Sales), and the resulting LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be LDI Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent in writing of such resolution and any LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders who were Holders on the date of completion of the Entire LDI Sale or Sale Deadline in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders, the Rights Agent and the Company shall thereafter have no further obligations with respect to the LDI Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(e), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved LDI Net Proceeds or Sales Deadline Net Proceeds or (ii) any further LDI Sale Expenses. To the extent that the LDI Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(f) Once any Partial LDI Net Proceeds Per CVR, LDI Licensing Event Net Proceeds Per CVR, LDI Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(v) becomes due and payable pursuant to Section 2.4(a)(v), Section 2.4(c), Section 2.4(d), Section 2.4(e) or Section 2.4(f), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall immediately provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause all amounts to be paid to the Holders on such CVR Payment Date, whether comprised of the Partial LDI Net Proceeds, LDI Licensing Event Net Proceeds, the LDI Net Proceeds, the Sale Deadline Net Proceeds and/or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(v), as applicable, to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial LDI Net Proceeds Per CVR, LDI Licensing Event Net Proceeds Per CVR, LDI Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(v) to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any LDI Sale Expenses to the extent not reflected in the finally resolved LDI Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial LDI Sale, LDI Licensing Event, the Entire LDI Sale or at the Sale Deadline, the Rights Agent, upon written request from the Company and the Shareholder Representative, shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders. Whenever a payment is to be made by the Rights Agent, the Company shall deliver written instructions with respect to such payment that includes the aggregate amount of such payment to be paid to the Holders, and the amount per CVR to be paid to each such Holder. Until such written instructions are received by the Rights Agent, the Rights Agent may presume conclusively that no event has occurred that would require such payment.

(g) The Company and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(h) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(e) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire LDI Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon written demand by the Company, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(v) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(e) and any such funds that remain undistributed shall only be delivered to the Company, upon written demand by the Company, twelve (12) months after the Rights Agent’s receipt thereof, and upon delivery of such funds to the Company, the escheatment obligations of the Rights Agent with respect to such funds shall terminate. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

(i) During the period that the Rights Agent is in possession of the funds delivered to the Rights Agent for payment to Holders, the Rights Agent shall identify, report and deliver all unclaimed portions of such amounts and related unclaimed property to all states and jurisdictions for the Company in accordance with applicable abandoned property law. None of the Company, the Shareholder Representative or the Rights Agent shall be liable to any Person in respect of any funds delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar law. In consideration of receiving compensation from the agents of the states for processing and support services provided by the Rights Agent relating to initial compliance with applicable abandoned property law, the Rights Agent shall not charge the Company for such services. In connection with providing such services, the Rights Agent may use the services of a locating service provider selected by the Rights Agent to locate and contact Holders, if any, who have not yet cashed their checks representing payment of the funds deposited with the Rights Agent for payment to the Holders, which provider has agreed to compensate the Rights Agent for processing and other services the Rights Agent provides in connection with such locating services. Such provider shall inform any such located Holders that they may choose either (i) to contact the Rights Agent directly to receive a check for payment of such amounts at no charge other than any applicable fees contemplated herein, or (ii) to utilize the services of such provider for a fee to be specified in writing to such Holder, which may not exceed the lesser of 15% of the total value of such payment amount or the maximum statutory fee permitted by the applicable state jurisdiction. If the Company requires the Rights Agent to work with a locating service provider other than one selected by the Rights Agent, additional fees may apply.

(j) The Rights Agent shall not be obligated to perform wage or Form W-2 tax reporting, and to the extent that any wage or W-2 reporting is required with respect to the payment of any funds hereunder to Holders, the Company shall promptly notify the Rights Agent of the Person responsible for such wage or W-2 reporting.

(k) All funds received by the Rights Agent under this Agreement, regardless of their origin, that are to be distributed or applied by the Rights Agent in the performance of its duties, obligations and responsibilities hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until disbursed pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in obligations of, or guaranteed by, the United States of America. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments, which will be added to the Funds. No interest shall accrue for the benefit of any Person, on any funds deposited with the Rights Agent pursuant to this Agreement, as any such investment income will become additional Funds and attributable under this Agreement to all Holders. Independent of any earnings from the bank accounts for Funds maintained by Computershare in its name as agent for the Company, Computershare shall not be obligated to calculate or pay such interest, dividends or earnings to the Company, any Holder or any other Person.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in LDI Net Proceeds, LDI Licensing Event Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in the Company or any of their Affiliates.

Section 2.6 Establishment of LDI CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial LDI Sale, any LDI Licensing Event, any Entire LDI Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(e), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative (with notice of such consent provided to the Rights Agent).

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for or in respect of its performance of any duties imposed hereunder or for any actions taken, suffered or omitted to be taken in connection with this Agreement (including, in the case of the Rights Agent, its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder), (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except (in the case of each of the foregoing clauses) to the extent of their own gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction). No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. For purposes of this Section 3.1 and Sections 3.2, 3.3 and 7.5 below, the term “Rights Agent” shall include the Rights Agent’s managers, directors, officers, employees, agents or other representatives in their capacity as such.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) (i) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Company prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company on behalf of the Company, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate; (ii) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Shareholder Representative prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by each then current individual member of the committee that comprises or controls the Shareholder Representative on behalf of the Shareholder Representative, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate and (iii) and the Rights Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in accordance with the written advice or instructions of any such officer or for any delay in acting while waiting for these instructions;

(c) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for the Rights Agent or an employee of the Rights Agent) and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) except as otherwise set forth in this Agreement, the Rights Agent shall have no liability and shall be held harmless by the Company in respect of the validity of this Agreement, the statements of fact or recitals contained herein (or be required to verify the same), or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the other parties hereto); nor shall it be responsible for any breach by the Company or any other party of any covenant or condition contained in this Agreement nor shall the Rights Agent be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with or verify the terms and conditions of any other agreement, instrument or document, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement;

(g) notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall in no event be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement, whether in contract, or in tort, or otherwise, shall be limited to the amount of fees paid by the Company to the Rights Agent (excluding amounts paid to the Rights Agent as reimbursement for expenses and other charges) during the 12 months immediately preceding the event for which recovery is sought;

(h) the Rights Agent and any of its affiliates may buy, sell or deal in any securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person; and

(i) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents; provided that the Rights Agent shall be liable for breaches of this Agreement by such directors, officers, employees, attorneys or agents; further provided that such breach is the result of the gross negligence, bad faith or willful misconduct (in each case as determined by a final judgment of a court of competent jurisdiction) of such parties in the performance of the services contemplated hereunder and the remedies available to any Person as a result of the actions or omissions of the Rights Agent and such directors, officers, employees, attorneys or agents shall be subject to the liability limitations set forth in Section 3.2(g).

(j) The Rights Agent shall act hereunder solely as agent for the Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders or the Shareholder Representative;

(k) The Rights Agent shall not be deemed to have knowledge of a change in authorized officers or duly authorized representatives of any person without notice of such change or of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person and the Rights Agent for, and to hold each Shareholder Representative Person and the Rights Agent harmless against, any loss, liability, judgment, fine, penalty, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses (including the reasonable costs and expenses of legal counsel) arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, or enforcement of its rights hereunder, unless it shall have been finally determined by a judgment of a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s, as applicable, gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be an LDI Sale Expense. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

(b) The Company or any of its Affiliates shall, if and as requested by the Shareholder Representative at any time from and after the Effective Date through the termination of this Agreement, pay to or at the direction of the Shareholder Representative fees and expenses incurred at the direction of the Shareholder Representative pursuant to this Agreement (“Shareholder Representative Reimbursement Amount”). Any Shareholder Representative Reimbursement Amount and any amounts (and only such amounts) shall be included in the calculation of LDI Sale Expenses and LDI Licensing Expenses hereunder. For the avoidance of doubt, the Company or one of its Affiliates shall pay all LDI Sale Expenses and LDI Licensing Expenses, including any such LDI Sale Expenses and LDI Licensing Expenses incurred at the direction of the Shareholder Representative, subject to the deduction of such LDI Sale Expenses and LDI Licensing Expenses from the payments to the Holders as is provided for hereunder. Notwithstanding the foregoing, after the completion of an Entire LDI Sale, the Company’s consent, which shall not be unreasonably withheld, will be required for any fees or expenses that the Shareholder Representative may wish to incur pursuant to this Section 3.3(b), to the extent that the aggregate amount of such fees and expenses would exceed the amount of deferred consideration reasonably expected from such Entire LDI Sale.

(c) The Company agrees, in all events (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with a mutually agreed upon schedule and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and customary out-of-pocket expenses (including reasonable and customary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, such fees, expenses and reimbursements contained in this Section 3.3 shall be LDI Sale Expenses or LDI Licensing Expenses, as applicable.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company, the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any removal of the Rights Agent shall be subject to 30 days’ prior written notice to the Rights Agent.

(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of acting, the incumbent Rights Agent, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. If the individual members of the committee that comprises or controls the Shareholder Representative unanimously determine that a third committee member would be appropriate, then the members of the committee that comprises or controls the Shareholder Representative shall appoint, upon unanimous agreement, a qualified individual member to such committee. The successor or additional individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor or additional individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor or additional individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. If requested, the Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof and all necessary information from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights (except for the rights which survive for the benefit of the retiring Rights Agent), powers and trusts of the retiring Rights Agent hereunder.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Date until the payment of the Entire LDI Net Proceeds or the Sale Deadline Net Proceeds, (i) the Company shall, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law or any agreements binding on the Company with respect to LDI), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries relating to LDI or any of its Subsidiaries, (ii) the Company shall vote (and shall cause its Subsidiaries to vote) their respective direct or indirect Equity Interests in LDI and its Subsidiaries as directed by the Shareholder Representative, provided that such direction would not reasonably be expected to result in a violation of applicable Law, a violation of LDI’s governing documents or any material liability or obligation of the Company, any Company Subsidiary or any of their Affiliates, (iii) the Company shall use commercially reasonable efforts to procure that (A) the LDI Business will be operated substantially in the ordinary course of business consistent with past practice and (B) LDI and each of its Subsidiaries will distribute any proceeds received with respect to any Partial LDI Sale, LDI Licensing Event or the Entire LDI Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders, (iv) the Company shall not (and shall cause its Subsidiaries not to) enter into any material transaction, agreement or commitment with LDI or any of its Subsidiaries without the Shareholder Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), other than the continuation, in accordance with their respective terms, of any such transaction, agreement or commitment between LDI or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other, that are in effect as of the Effective Date and (v) the Company shall not, shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause LDI not to, as applicable, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in LDI or any of its Subsidiaries. The Company agrees that it shall designate to the board of directors or similar governing body of LDI and any of its Subsidiaries, a designee reasonably acceptable to and approved in writing in advance by the Shareholder Representative; provided that any appointees to the board of directors or similar governing body of LDI and any of its Subsidiaries as of the Effective Date shall be deemed to have been approved in writing in advance by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company, or from such other agent performing similar services for the Company, or from the Company’s internal records with regard to Company stock options or other Equity Interests to the extent no records from a third party agent are maintained in the ordinary course,

(a) in respect to Shareholders of record on the Record Date, the names and addresses of the Holders and the number of CVRs held by each such Holder, within fifteen (15) Business Days of the Effective Date.

(b) in respect to Option Holders and Warrant Holders who exercise an option or warrant after the Effective Date, the names and addresses of the Holders and the number of CVRs held by each such Holder, within fifteen (15) Business Days of the exercise of an option or warrant.

Section 4.3 LDI Sale Process.

(a) From and after the Effective Date until the consummation of the Entire LDI Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of LDI and shall be empowered to take all actions necessary or advisable in order to consummate a LDI Sale, including retaining advisors in connection with the LDI Sale, soliciting potential purchasers for the Equity Interests owned by the Company and any Company Subsidiary and determining which purchaser to select, negotiating the terms and conditions of any LDI Sale Agreement, including the purchase price for the Equity Interests owned by the Company and any Company Subsidiary, complying with any applicable provisions of governing documents, including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such LDI Sale.

(b) During the period from and after the Effective Date until the consummation of the Entire LDI Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the Entire LDI Sale or any Partial LDI Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to LDI, its Subsidiaries or the LDI Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably obtained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire LDI Sale, any or any such Partial LDI Sale to the extent such information is reasonably available to, or can reasonably be attained by, the Company or any Company Subsidiary and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire LDI Sale or any such Partial LDI Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be LDI Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be LDI Sale Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to LDI or its Subsidiaries; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. During the period from and after the Effective Date until the consummation of the Entire LDI Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate in good faith with the Shareholder Representative in connection with any proposed initial public offering of LDI. The Shareholder Representative shall seek in good faith to complete the sale process of the Equity Interests in LDI by the Sale Deadline (including any such Equity Interests that are publicly traded).

(c) The Shareholder Representative shall consult with the Company in the Entire LDI Sale or any Partial LDI Sale and shall keep the Company reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire LDI Sale or any Partial LDI Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any LDI Sale Agreement and shall provide reasonable time to the Company for review of such documents.

(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire LDI Sale or one or more Partial LDI Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Date and, (B) restrictions relating to LDI, any of its Subsidiaries, any of their respective properties or assets, the LDI Business, any portions thereof or, to the extent such restrictions are reasonable, the Company’s or any Company Subsidiary’s management, operation or oversight thereof), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective Equity Interests) among all of the participating LDI shareholders for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, or employee benefits or (B) pre-closing taxes relating to LDI, any of its Subsidiaries, any of their respective properties or assets, the LDI Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of LDI or any of its Subsidiaries being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire LDI Sale or Partial LDI Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the LDI Net Proceeds or the Partial LDI Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire LDI Sale or any Partial LDI Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in LDI Sale Expenses.

(e) Upon the consummation of the Entire LDI Sale or any Partial LDI Sale, unless otherwise agreed to between the Company and the purchaser under such LDI Sale Agreement, all intercompany arrangements and obligations between the Company and LDI will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the removal or replacement of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this ARTICLE V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent, such execution not to be unreasonably withheld, conditioned or delayed.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Date until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed. Notwithstanding anything to the contrary contained herein, no consolidation, merger, sale, conveyance or assignment involving the Company shall relieve the Company of its obligations and liabilities to the Rights Agent hereunder, unless by written consent of the Rights Agent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered by first class mail or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Capstone Therapeutics Corp.

1275 W. Washington Street, Suite 104

Tempe, AZ 85281

Attn: Les Taeger

with a copy (which shall not constitute notice) to:

Dan Mahoney

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, Arizona 85004-2202

with a copy (which shall not constitute notice) to:

[_________________________]

If to the Shareholder Representative, to:

Attention: John M. Holliman, III

and

Attention: Elwood D. Howse, Jr.

If to the Rights Agent, to:

Computershare Trust Company, N.A.

Computershare Inc.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Relationship Manager

With a copy to:

Computershare Trust Company, N.A.

Computershare Inc.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Legal Department

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing, sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in one or several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that any entity into which the Rights Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Rights Agent shall be a party, or any entity to which the Rights Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Rights Agent under this Agreement upon the delivery of notice to the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in ARTICLE III with respect to the Shareholder Representative Persons or the Rights Agent, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to an independent investment banking firm under Section 2.4(e)(i) or the Neutral Auditor under Section 2.4(e)(vi), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties, other than the Rights Agent, also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be an LDI Sale Expense or LDI Licensing Expense, as applicable.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law; provided, however, that if such invalid, illegal or unenforceable provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder (except as expressly provided herein), upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial LDI Net Proceeds, LDI Licensing Event Net Proceeds, LDI Net Proceeds, Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(v), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent, upon the written request of the Company and the Shareholder Representative and accompanied by the form of such notice, to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this ARTICLE VII shall survive the expiration of the CVRs, the termination of this Agreement indefinitely and the resignation, replacement or removal of the Rights Agent.

Section 7.11 Entire Agreement.

This Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties (other than the Rights Agent) and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, as between the Rights Agent, on the one hand, and any other person or entity, on the other hand, this Agreement alone constitutes the entire understanding and agreement of such parties with respect to the subject matter of this Agreement.

Section 7.12 Further Assurance.

The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 7.13 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 7.14 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, but without limiting any of the rights of the Rights Agent, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims from third parties arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAPSTONE THERAPEUTICS CORP.

By:	/s/John M. Holliman, III
Name:	John M. Holliman
Title:	Executive Chairman

[SHAREHOLDER REPRESENTATIVE]

By:	/s/ John M. Holliman, III
Name:	John M. Holliman, III
Title:	Executive chairman

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekedgu
Name:	Collin Ekedgu
Title:	Manager, Corporate Actions

COMPUTERSHARE INC.

By:	/s/ Collin Ekedgu
Name:	Collin Ekedgu
Title:	Manager, Corporate Actions

EXHIBIT A

Form of Transfer Certificate

TRANSFER CERTIFICATE

Capstone Therapeutics Corp. 1275 West Washington Street, Suite 104 Tempe, AZ 85281

Attn: John M. Holliman, III

Computershare Trust Company, N.A.

Computershare Inc.
480 Washington Boulevard

Jersey City, New Jersey 07310
Attention: Relationship Manager

Re: CVRs issued by Capstone Therapeutics Corp.

Ladies and Gentlemen:

______________________ as Holder intends to transfer the above captioned CVR to ______________________ (“Permitted Transferee”), for registration in the name of ______________________.

1. In connection with such transfer and in accordance with Section 2.3(c) of the LDI CONTINGENT VALUE RIGHTS AGREEMENT, dated as of August 23, 2019, entered into by and among Capstone Therapeutics Corp., a Delaware corporation, Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., together as rights agent, and the Shareholder Representative (the “Agreement”), the Holder hereby certifies that this transfer is a Permitted Transfer and that the Permitted Transferee is permitted to hold the CVRs in accordance with the terms of the Agreement.

2. The transfer is a Permitted Transfer for the following reason:

[Check the appropriate box and initial any applicable substatement]

☐	The CVRs are being transferred as a result of the death of a Holder by will or intestacy.

_____ An official copy of the death certificate of the Holder and such Holder’s last will and testament and a signed copy of Letters Testamentary, Letters of Administration or equivalent document dated within 60 days are being provided herewith.

_____ An official copy of the death certificate of the Holder is being provided herewith; the Holder has no will and the CVRs are passing via the rules of intestacy.

☐	The CVRs are being transferred by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee. The trustee is the Holder immediately prior to the transfer. Official copies of the death certificates and applicable trust documents authorizing distribution to the named beneficiaries are being provided herewith.

☐	The CVRs are being transferred pursuant to a court order (including a court order issued in connection with divorce, bankruptcy or liquidation). A copy of the court order and, if appointed, evidence of appointment as: Tutor, Guardian, Conservator, Committee, Attorney or Agent dated within 60 days are being provided herewith.

☐	The Holder is a corporation and the CVRs are being transferred pursuant to a distribution by the Holder to its stockholders. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act and the company has reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the unanimous written consent of the board of the company or an executed copy of the corporate resolution dated within 180 days authorizing and approving such distribution (and authorizing the signing officer to effect the transaction) and a certificate by or on behalf of the company stating that that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act are being provided herewith. Evidence of such Permitted Transferee being a shareholder of the Holder is also being provided herewith. The corporate resolution, if provided, is not executed solely by the signing officer.

☐	The Holder is a partnership and the CVRs are being transferred pursuant to a distribution by the Holder to its partners. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the current partnership agreement is being provided herewith, together with evidence of the authority of any signatory on behalf of the partnership.

☐	The Holder is a limited liability company and the CVRs are being transferred pursuant to a distribution by the Holder to its members. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the operating agreement is being provided herewith, together with an executed copy of the resolution dated within 180 days authorizing the signing managing member/manager to effect the transaction. If the limited liability company has more than one managing member/manager, this resolution is not executed solely by the signing managing member/manager.

☐	The CVRs are being transferred by a transfer made by operation of law (including a consolidation, dissolution or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. Documents sufficiently evidencing such activities are being provided herewith, together with, if such transfer by operation of law requires shareholder or board of director or similar approval, an executed copy of the resolution dated within 180 days authorizing the signing officer, managing member/manager or other signatory to effect the event. If such entity has more than one signing officer, managing member/manager or other signatory, this resolution is not executed solely by the signing officer, managing member/manager or other signatory.

3. If not previously provided to the Rights Agent and if requested by the Rights Agent, a fully completed and executed Form W-9 or Form W-8, as applicable, of the Permitted Transferee is being provided herewith.

4. All capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Agreement.

5. By execution hereof the Permitted Transferee agrees to be bound, as Holder, by all of the terms, covenants and conditions of the Agreement.

6. This document may be executed in one or more counterparts and by the different parties hereof on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same document. The Holder and the Permitted Transferee both understand that the Rights Agent may require a Medallion Guarantee of Signature at a level acceptable to the Rights Agent.

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IN WITNESS WHEREFORE, each of the parties have caused this document to be executed individually or by their duly authorized officers or representatives as of the date set forth below.

Holder		Permitted Transferee

By:		By:
	Name:		Name
	Title:		Title
	Taxpayer Identification		Taxpayer Identification
	No.		No.

Date:		Date: